Exhibit 10.46

SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT

            This Second Amendment to Purchase and Sale Contract (this “ Amendment”) is made as of September 4, 2009, between ANGELES INCOME PROPERTIES, LTD. II, a California limited partnership, with an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“ Seller”) and LIGHTHOUSE PROPERTY INVESTMENTS, LLC, a New Jersey limited liability company, with an address at 2 Executive Drive, Suite 470, Fort Lee, NJ 07024 (“ Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of August 5, 2009 and that certain First Amendment to Purchase and Sale Contract dated as of August 25, 2009 (collectively, the “ Contract”) with respect to the sale of certain property known as Deer Creek Apartments located in Middlesex County, New Jersey, as described in the Contract; and

            WHEREAS, Seller and Purchaser desire to amend the Contract on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Contract, except as expressly otherwise defined herein.

2.      Right to Terminate.  Purchaser's right to terminate the Contract pursuant to Section 3.2 thereof is hereby permanently waived, and Purchaser shall have no further right to terminate the Contract pursuant to the terms of said Section 3.2.  Purchaser acknowledges and agrees that (i) it has completed its due diligence investigations of the Property and accepts the Property (including, without limitation, the physical and financial condition of the Property) as of the date of this Amendment in its current “as is”, “where is” condition, “with all faults”, (ii) the Initial Deposit currently being held by Escrow Agent is non-refundable (except as otherwise provided for in the Contract) and (iii) Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1 of the Contract.

3.      Closing Credit.  At the Closing, Purchaser shall receive a credit against the Purchase Price in the amount of $750,000 in connection with certain capital improvements and repairs to the Property.

4.      Loan Assumption Application Submittal Deadline.  The first sentence of Section 4.7.5 is hereby deleted and replaced as follows: “Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and on or prior to September 9, 2009 (the “Loan Assumption Application Submittal Deadline”), shall satisfy the requirements set forth in the Assumed Loan Documents to allow for the Loan Assumption and Release, including, without limitation, submitting a substantially complete application to each of the Lenders for assumption of the Loans together with all documents and information required in connection therewith (collectively, the “ Loan Assumption Application”).”

5.      Prepayment of Loan. The following is hereby added as Section 4.7.11:

4.7.11        Notwithstanding anything contained in this Contract to the contrary, if Purchaser receives notice from Lenders that Lenders (a) shall not permit the Principal Paydown Amount to apply to, and to reduce, the outstanding principal balance of the First Mortgage only (and not the Second Mortgage or the Third Mortgage) or (b) shall not recalculate the required monthly payments under the First Mortgage taking into account the partial prepayment of the First Mortgage in the Principal Paydown Amount (thus reducing the monthly payments due under the First Mortgage), then Purchaser shall have the right to terminate this Contract by notice to Seller, which notice must be given no later than ten (10) days after Purchaser receives notice from Lenders of (a) or (b) above.  If Purchaser timely elects to terminate this Contract pursuant to the terms of this Section 4.7.11, then the Deposit shall be promptly returned to Purchaser and this Contract shall be of no further force or effect, except for the Survival Provisions.

6.      Prepayment Penalty.  Section 4.7.4 of the Contract is hereby deleted and replaced with the following:

4.7.4          If, in connection with any required partial prepayment of the Loans, a prepayment penalty or premium (including any yield maintenance premium) is due to one or more of the Lender(s) (the " Prepayment Penalty"), then Purchaser shall promptly notify Seller of the amount of the Prepayment Penalty.

                  4.7.4.1 If the Prepayment Penalty is equal to or less than $350,000, then at Closing (a) Purchaser shall pay the first $250,000 of the Prepayment Penalty (i.e., $1 to $250,000) and (b) Seller shall pay the next $100,000 of the Prepayment Penalty (i.e., $250,001 to $350,000).  If not obtained by Purchaser in connection with the Loan Assumption and Release, then Seller shall provide Purchaser with Seller’s good faith estimate of the Prepayment Penalty not later than fifteen (15) days prior to the Closing Date.

                  4.7.4.2 If the Prepayment Penalty exceeds $350,000, then within ten (10) days after Purchaser notifies Seller of the amount of the Prepayment Penalty, Seller shall notify Purchaser as to whether or not Seller agrees to pay that portion of the Prepayment Penalty that exceeds $350,000 (" Seller's Prepayment Penalty Notice").  If, in Seller's Prepayment Penalty Notice, Seller agrees to pay the portion of the Prepayment Penalty that exceeds $350,000, then at Closing Seller shall pay (in addition to the sums payable by Seller under Section 4.7.2.2 above) the portion of the Prepayment Penalty that exceeds $350,000.  If, in Seller's Prepayment Penalty Notice, Seller does not agree to pay the portion of the Prepayment Penalty that exceeds $350,000, then Purchaser shall deliver a written notice to Seller (" Purchaser's Prepayment Penalty Notice") within 10 days after receipt of Seller's Prepayment Penalty Notice, whereby Purchaser shall either (a) agree to pay that portion of the Prepayment Penalty that exceeds $350,000 or (b) terminate this Contract.   If, in Purchaser's Prepayment Penalty Notice, Purchaser agrees to pay the portion of the Prepayment Penalty that exceeds $350,000, then at Closing Purchaser shall pay (in addition to the sums payable by Purchaser under Section 4.7.2.2 above) the portion of the Prepayment Penalty that exceeds $350,000.  If, in Purchaser's Prepayment Penalty Notice, Purchaser elects to terminate this Contract, then the Deposit shall be promptly returned to Purchaser and this Contract shall be of no further force or effect, except for the Survival Provisions.

7.      Miscellaneous.           This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Contract are hereby ratified and confirmed and shall continue in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

ANGELES INCOME PROPERTIES, LTD. II, a California limited partnership

By:       ANGELES REALTY CORPORATION II, a California corporation, its managing general partner

By:  /s/Trent A. Johnson

Name:  Trent A. Johnson

Title:  Vice President

Purchaser:

LIGHTHOUSE PROPERTY INVESTMENTS, LLC, a New Jersey limited liability company

By:  /s/Meyer Orbach
Name:  Meyer Orbach
Title:  Managing Member